Exhibit 99.1
Spirit Airlines Reports August 2017 Traffic

MIRAMAR, Fla., (September 14, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for August 2017.

Traffic (revenue passenger miles) in August 2017 increased 20.6 percent versus August 2016 on a capacity (available seat miles) increase of 21.9 percent. Load factor for August 2017 was 86.2 percent, a decrease of 0.9 percentage points compared to August 2016.
 Preliminary Traffic Results

	August 2017	August 2016	Change
Revenue passenger miles (RPMs) (000)	2,336,957	1,937,054	20.6%
Available seat miles (ASMs) (000)	2,710,871	2,224,455	21.9%
Load factor	86.2%	87.1%	(0.9) pts
Passenger flight segments	2,276,210	1,963,531	15.9%
Average stage length (miles)	1,009	966	4.5%
Total departures	15,006	13,143	14.2%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	16,517,028	14,548,734	13.5%
Available seat miles (ASMs) (000)	19,602,082	16,844,499	16.4%
Load factor	84.3%	86.4%	(2.1) pts
Passenger flight segments	16,349,791	14,583,001	12.1%
Average stage length (miles)	990	979	1.1%
Total departures	110,983	99,405	11.6%

Preliminary Operational Performance

August 2017
On-Time Performance[1]	76.9%
Systemwide Completion Factor	96.6%

1As defined by the Department of Transportation

Hurricane Harvey:
Our August operational performance was negatively impacted by Hurricane Harvey.  Approximately 10 percent of our network touches Houston.  Our team members quickly restored our operations but many affected areas suffered major damage and we anticipate a lingering impact from a reduction in travel demand to and from the affected areas.

Hurricane Irma:
Our September operations have, and will continue to be, impacted by Hurricane Irma. Through September 13, 2017, we have canceled 1,255 flights related to the hurricane. Our team members are working diligently to restore our operations. We anticipate we will be back to regular operations in all our Florida airports within the next few days.  Unfortunately, due to the devastation in many of our Caribbean locations, service restoration there will take longer. Florida and the Caribbean account for approximately 45% of our network. It is too soon to assess the financial impact of Hurricane Irma on our third and fourth quarter results but we do expect it to be significant.

"Our thoughts and prayers are with all those affected by the devastation caused by Hurricane Irma, including many Spirit Team members based in Florida and throughout the Caribbean Islands. In addition, our hearts and prayers continue to be with those impacted by Hurricane Harvey," said Robert Fornaro, Spirit's President and Chief Executive Officer.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 480 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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